                                                                      EXHIBIT 12

                         THE BUSINESSES OF NEWPORT NEWS
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

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
                                        SIX MONTHS
                                      ENDED JUNE 30,   YEARS ENDED DECEMBER 31,
                                      --------------- --------------------------
                                        (UNAUDITED)                  (UNAUDITED)
                                       1996    1995   1995 1994 1993 1992  1991
                                      ------- ------- ---- ---- ---- ----- -----
Income (loss) from continuing
 operations.........................  $    37 $    41 $ 73 $ 95 $111 $ 143 $ 135
Add:
  Interest, net of interest
   capitalized......................       17      20   29   30   36    42    23
  Portion of rentals representative
   of interest factor...............        1       2    5    5    5     7     7
  Preferred stock dividend
   requirements of majority-owned
   subsidiaries.....................        0       0    0    0    0     0     0
  Income tax expense and other taxes
   on income........................       27      29   58   75   78    64    68
  Amortization of interest
   capitalized......................        0       0    0    0    0     0     0
  Undistributed (earnings) losses of
   affiliated companies in which
   less than 50% voting interest is
   owned............................        0       0    0    0    0     0     0
                                      ------- ------- ---- ---- ---- ----- -----
  Earnings as defined...............  $    82 $    92 $165 $205 $230 $ 256 $ 233
                                      ======= ======= ==== ==== ==== ===== =====
Interest, net of interest
 capitalized........................  $    17 $    20 $ 29 $ 30 $ 36 $  42 $  23
Interest capitalized................        1       1    2    1    1     1     3
Portion of rentals representative of
 interest factor....................        1       2    5    5    5     7     7
Preferred stock dividend
 requirements of majority-owned
 subsidiaries on a pre-tax basis....        0       0    0    0    0     0     0
                                      ------- ------- ---- ---- ---- ----- -----
  Fixed charges as defined..........  $    19 $    23 $ 36 $ 36 $ 42 $  50 $  33
                                      ======= ======= ==== ==== ==== ===== =====
Ratio of earnings to fixed charges..     4.32    4.00 4.58 5.69 5.48  5.12  7.06
                                      ======= ======= ==== ==== ==== ===== =====
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